Exhibit 10.8


                                        May 12, 1997







Mr. Thomas M. Lemberg
287 Marlborough Street, Apartment A
Boston, Massachusetts   02116

Dear Tom:

We are delighted to have you here at Polaroid. This letter confirms the terms and conditions of your employment at Polaroid Corporation as Senior Vice
President effective September 1, 1996 ("Employment
Date").

Your title is Senior Vice President, General Counsel and
Secretary, reporting to the Chairman and Chief Executive
Officer.  Your starting salary is $275,000 per year
($22,917 per month) with a review after six (6) months from your Employment Date.

BONUS
-----
As of your Employment Date you were enrolled in the Executive Bonus Plan. This plan pays a percentage of salary as a bonus opportunity target if Polaroid achieves its financial plan. Your bonus opportunity target will be fifty-five percent (55%) of your earnings based on one hundred percent (100%) attainment of the financial plan.
Your bonus for the years 1996 and 1997, payable in February of the following year, will be no less than $75,000 irrespective of Polaroid's financial performance.

STOCK OPTIONS - HIRING GRANT
----------------------------

You were granted 50,000 non-dividend paying stock options upon hire, which will be vested in accordance with the rules governing the Polaroid Stock Incentive Plan. You have received an Agreement which sets forth the terms of this grant.

LONG-TERM INCENTIVE PLAN
------------------------

As of your Employment Date, you became a participant in our long-term Incentive Plan ("LTIP") which enables key employees to receive stock rights to increase their ownership in Polaroid. Specifically, you will have the opportunity to receive annual stock options and performance share grants at the Senior Vice President level.

PENSION RETIREMENT
------------------

You are eligible to participate in the Polaroid Pension
Plan (five (5) year vesting) which is a Polaroid-paid defined benefit plan. In addition to the benefits normally provided under this Plan, and after any additional credit becomes applicable under the Change in Control provision set forth below, you will receive an additional monthly retirement benefit which shall be equal to the excess of:

          (a)  the monthly pension benefit you would
          receive under the terms of the Polaroid Pension
          Plan (including the benefits under the Polaroid
          Retirement Parity Plan and the Polaroid
          Executive Equalization Retirement Plan)
          ("Retirement Benefit") in effect on your Employment Date, assuming that you are credited with one (1) additional year of credited benefit accrual for every four (4) years of credited benefit accrual earned under the Plan, over

          (b)  the actual monthly Retirement Benefit
          which is payable without regard to this
          provision.

In addition your pension benefit will vest over your first four (4) years of actual service. These benefits shall be provided in the Supplemental Benefit Plan which is a non-qualified retirement plan for executives.

In determining the amount of your total monthly retirement benefit, such amount shall be calculated assuming the same frequency of payment, the same form of annuity and the same commencement date of payment as the benefits to be paid. Moreover, you shall be vested in the Retirement Benefit and the enhancement set forth in this Section upon completion of four (4) years of credited vested service. The Benefit which you receive pursuant to this Section shall be paid at the same time, and in the same form, as the Retirement Benefit.

401(k) RETIREMENT PLANS
-----------------------

As of your Employment Date you became eligible to make
401(k) and voluntary after tax contributions through our Polaroid Profit Sharing Retirement Plan. Additionally, in January, Polaroid Corporation implemented a new Non-
Qualified Deferred Compensation Plan. This plan allows executives and officers to defer part of their annual compensation at competitive, guaranteed interest rates until retirement or a specific date. You have been given the opportunity to enroll in this Plan.



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



VACATION AND BENEFITS
---------------------

You will be entitled to four (4) weeks vacation as of your Employment Date. Of course, you will participate in all other health, medical, dental, life and disability benefit programs and receive employment perquisites on a basis consistent with other Polaroid executives.

TERMINATION OF EMPLOYMENT
-------------------------

If you are terminated prior to a Change in Control, by Polaroid without Cause or if you voluntarily terminate after a Constructive Termination (as such terms are defined below) within twenty-four (24) months of your hiring date, you will continue to receive a salary for a period of twenty-four (24) months, at your Base Pay rate immediately prior to your termination. Moreover, all stock options granted to such date will be fully vested.
The purpose of this salary continuation shall be to offset such dislocation. This payment will be based upon your monthly Base Pay Rate on the date of your termination. Additionally, Polaroid will provide you continuation of the medical, dental and life insurance coverage for two (2) years at its applicable employee contribution rates. This salary continuation, however, does not create rights to continued participation in any other benefit or program not identified. Should you become eligible to receive payments and benefits under this Section and die prior to receipt of all such payments and benefits, the residual payments shall be made to the beneficiaries identified on your beneficiary form for the Executive Deferral Compensation Plan. Any residual family medical and dental benefits which you were receiving on your date of death shall continue to the family members you had covered in such medical and dental plans on such date.

Notwithstanding the foregoing, if your employment is terminated for serious and willful misconduct, you will not be entitled to receive any of the benefits as set forth in this Section and all options shall be immediately forfeited.



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TERMINATION OF EMPLOYMENT FOLLOWING A CHANGE IN CONTROL
-------------------------------------------------------

1.   Defined Terms.

     (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of twenty percent (20%) or more of Common Shares then outstanding, but does not include any Subsidiary of the Company, any employee benefit plan of the Company or of any of its subsidiaries or any Person holding Common Shares for or pursuant to the terms of any such employee benefit plan.

     (b) "Affiliate and Associate", when used with reference to any Person, shall have the meaning given to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act (as defined below).

     (c) "Annual Bonus" shall mean the Executive's annual bonus paid pursuant to the Company's annual bonus plan in effect at the time (currently the Polaroid Incentive Plan for Executives). Unless otherwise specifically provided, the Annual Bonus shall be calculated assuming the Corporate target is reached and no additional factors are considered to decrease the Executive's award under the Plan.

     (d) "Base Salary" means your annual rate of base salary (disregarding any reduction in such rate that constitutes Constructive Termination) in effect on the date of the Change in Control or the Termination Date, whichever is higher.

     (e) "Beneficial Owner" shall be a Person deemed to "beneficially own" any securities:

          (i) which such Person or any of such Person's Affiliates or Associates beneficially owns, directly or indirectly; or

          (ii) which such Person or any of such Person's Affiliates or Associates has:

                  (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (written or oral), or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange thereunder;



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                  (b)  the right to vote pursuant to any agreement,
                       arrangement or understanding (written or oral); provided however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding (written or oral) to vote such security (1) arises solely from a revocable proxy given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act and (2) is not also then reportable on Schedule 13D (or any comparable or successor report) under the Exchange Act; or

                  (c) which are beneficially owned, directly or indirectly, by any Person with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement or understanding (written or oral), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described above) or disposing of any securities of Polaroid.

     (f)  "Cause" means either of the following:

          (i) Your willful malfeasance having a material adverse effect on Polaroid; or

          (ii) Your conviction of a felony;

          provided, that any action or refusal
          shall not constitute "Cause" if, in
          good faith, you believe such action or
          refusal to be in, or not opposed to,
          the best interests of Polaroid, or if
          you shall be entitled, under applicable
          law or under an applicable Polaroid's
          Certificate of Incorporation or By-
          Laws, as they may be amended or
          restated from time to time, to be
          indemnified with respect to such action
          or refusal.



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

     (g)  "Change in Control" shall occur on:

          (i) The date on which a change in control of Polaroid occurs of a nature that would be required to be reported (assuming that Polaroid's Common Stock was registered under the Securities Exchange Act of 1934, as in effect on the date in question (Exchange Act)) in response to an item (currently Item 6(e)) of Schedule 14A of Regulation 14A promulgated under the Exchange Act (or any comparable or successor Schedule), or an item (currently Item 1(a)) of Form 8-K under the Exchange Act(or any comparable or successor form); or,

          (ii) the date on which there is an Acquiring Person and a change in the composition of the Board of the Company within two (2) years after the Share Acquisition Date such that the individuals who constituted the Board prior to the Share Acquisition Date (the "Incumbent Board") shall cease for any reason to constitute at least a majority of the Board; or,

          (iii) Any day on or after the Share Acquisition Date when directly or indirectly, any of the transactions specified in the following clauses occurs:

                  (a) Polaroid shall consolidate with, or merge with and into, any other Person;

                  (b)  any Person shall merge with and into Polaroid;

                  (c) Polaroid shall sell, lease, exchange or otherwise transfer or dispose of (or one or more of its subsidiaries shall sell, lease, exchange or otherwise transfer or dispose of), in one or more transactions, the major part of the assets of Polaroid and its subsidiaries (taken as a whole) to any other Person or Persons; or,

          (iv) The date when a Person (other than Polaroid, any Subsidiary of Polaroid, any employee benefit plan of Polaroid or any of its subsidiaries or any Person holding Common Shares for or pursuant to the terms of any such employee benefit plan) alone or together with all Affiliates and Associates becomes the Beneficial Owner of thirty percent (30%) or more of Polaroid's Common Shares then outstanding; or,

          (v) The date on which the stockholders of Polaroid approve a merger or consolidation of Polaroid with any other corporation other than:

                  (a) a merger or consolidation which would result in voting securities of Polaroid outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty percent (50%) or more of the combined voting power of the voting securities of Polaroid or such surviving or parent entity outstanding immediately after such merger or consolidation; or

                  (b) a merger or consolidation effected to implement a recapitalization of Polaroid (or similar transaction) in which no Person acquires fifty percent (50%) or more of the combined voting power of Polaroid's then outstanding securities; or,

          (vi) The date stockholders of Polaroid approve a plan of complete liquidation of Polaroid or an agreement for the sale or disposition by Polaroid of all or substantially all of Polaroid's assets (or any transaction having a similar effect).

     (h) "Code" means the Internal Revenue Code of 1986, as amended.

     (i) "Common Shares". Common Shares shall mean the outstanding shares of Common Stock of the Company or any other shares of capital stock of the Company into which the Common Stock shall be reclassified or changed.

     (j) "Confidential Information" means nonpublic information relating to the business plans, marketing plans, customers or employees of Polaroid other than information the disclosure of which cannot reasonably be expected to adversely affect the business of Polaroid.

     (k) "Constructive Termination" shall occur when you voluntarily terminate your employment with the Company or retire after the occurrence of one or more of the following events on or after the Change in Control:

          (i) a reduction in the Participant's Base Pay from the amount of the Participant's Base Pay on the day immediately preceding the Change in Control;

          (ii) the elimination of or reduction of any benefit under any bonus, incentive or other employee benefit plan in effect on the day immediately preceding the Change in Control, without an economically equivalent replacement, if the Participant was a participant or member of such plan on the day immediately preceding the Change in Control;

          (iii) the discontinuation of or any reduction in a Participant's participation or membership in any bonus, incentive or other benefit plan in which the Participant was a participant or member on the day immediately preceding the Change in Control, without an economically equivalent replacement;

          (iv) the reassignment of the Participant without his consent from his regular shift or regular duties as they existed on the day immediately preceding the Change in Control;

          (v) the reassignment of the Participant without his consent to a location more than thirty (30) miles from his regular workplace on the day immediately preceding the Change in Control;

          (vi) the reduction in the Participant's job title or level in effect on the day immediately preceding the Change in Control;

         (vii) the provision of significantly less favorable working conditions than those provided on the day immediately preceding the Change in Control; or

         (viii)   a significant diminution in duties or
                  responsibilities as they existed on the day immediately preceding the Change in Control.

     (l) "Person" shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

     (m) "Polaroid" means Polaroid and its subsidiaries and affiliates and, after a Change in Control, any successor or successors thereto.

     (n) "Share Acquisition Date" shall mean the first date any Person shall become an Acquiring Person.

     (o)  "Terminated" shall mean:

          (i) termination by Polaroid without Cause at any time within the two (2) years following a Change in Control;

          (ii) termination by you due to a Constructive Termination at any time within the two (2) years following a Change in Control; or

          (iii) termination within three (3) months prior to a Change in Control at the request of any individual or entity acquiring ownership and control of Polaroid.

     (p) "Termination Date" shall mean the later of the date there is a Change in Control or the date you are Terminated.

2.   Change in Control Benefits.  If your employment with
     Polaroid is Terminated, you shall be entitled to the following benefits:

     (a)  Change in Control Severance Benefits. If your
          employment is Terminated following a Change in Control, you will continue to receive Compensation and Annual Bonus for a period of twenty-four (24) months. Moreover, all stock options granted to such date will be fully vested. The purpose of this salary continuation shall be
          to offset such dislocation.   Within 10 business days
          after the Termination Date, Polaroid shall pay you a lump sum amount, in cash, Compensation shall be equal to:

          (i)   Two (2) times the sum of:

                  (a)  Your Base Salary; and

                  (b)  Your Annual Bonus; and

          (ii) Your Annual Bonus multiplied by a fraction, the numerator of which shall equal the number of days you were employed by Polaroid in the calendar year in which the Termination Date occurs and the denominator of which shall equal three hundred sixty five (365).

     (b) Continued Welfare Benefits. Until the second anniversary of the Termination Date, you shall be entitled to participate in the Company's medical, dental, and life insurance plan, at the highest level provided to you during the period beginning immediately prior to the Change in Control and ending on the Termination Date and at no greater cost than the cost you were paying immediately prior to Change in Control; provided, however, that if you become employed by a new employer, your coverage under the applicable Polaroid plans shall continue, but your coverage thereunder shall be secondary to (i.e., reduced by) any benefits provided under like plans of such new employer.

     (c)  Payment of Accrued But Unpaid Amounts.    Within 10
          business days after the Termination Date, Polaroid shall also pay you:

          (i) earned but unpaid compensation, including, without limitation, any unpaid portion of any bonus accrued with respect to the full calendar year ended prior to the Termination Date; and

          (ii) all compensation previously deferred by you on a non-qualified basis but not yet distributedpaid.

     (d) Retiree-Medical Benefits. If you are or would become fifty-five (55) or older and your age and service equal sixty-five (65) and you have at least five (5) years of service with the Company within two (2) years of Change in Control, you are eligible for retiree-medical benefits (as such are determined immediately prior to Change in Control). You are eligible to commence receiving such retiree-medical benefits based on the terms and conditions of the applicable plans in effect immediately prior to the Change in Control.

     (e)  Supplemental Retirement and Profit Sharing Benefits.

          (i) On the Termination Date, you shall become vested in the benefits provided under Polaroid's non-qualified defined benefit pension plans or any successor plans (the "Supplemental Plans").

          (ii) Within ten (10) business days after the Termination
                  Date, Polaroid shall pay you a lump sum cash amount equal to the present value of your accrued benefit under the Supplemental Plans. For purposes of computing the lump sum present value of your accrued benefit under the Supplemental Plans:

                  (a) Before applying the enhancement in the "Pension Retirement" section above, Polaroid shall credit you with two (2) years of plan participation and service and two
                       (2) years of age for all purposes (including additional accruals and eligibility for early retirement) over your actual years and fractional years of plan participation and service and age credited to you on the Termination Date; and

                  (b) Polaroid shall apply the present value (and any other actuarial adjustment required by this Agreement) using the actuarial assumptions set forth in Section 1.01 of the Pension Plan. In determining the Executive's benefits under this paragraph (e)(ii), the terms of the Supplemental Plans as in effect immediately prior to the Change in Control, except as expressly modified in this paragraph (e), shall govern.



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



     (f) Effect on Existing Plans. All Change in Control provisions applicable to you and contained in any plan, program, agreement or arrangement maintained as of the date this Agreement is signed (including, but not limited to, any stock option, restricted stock or pension plan) shall remain in effect through the date of a Change in Control, and for such period thereafter as is necessary to carry out such provisions and provide the benefits payable thereunder, and may not be altered in a manner which adversely affects you without your prior written approval. Notwithstanding the foregoing, no benefits shall be paid to you, however, under the Polaroid Extended Severance Plan or any other severance plan maintained generally for the employees of Polaroid if you are eligible to receive severance benefits under this Agreement.

     (g) Outplacement Counseling. Outplacement services will be provided consistent with Polaroid's outplacement practices in effect prior to the Change in Control.

3.   Gross-up.

     (a) In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company, or one or more trusts established by the Company for the benefit of its employees, to or for the benefit of you ("the Executive") (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

     (b) Subject to the provisions of Section 3(c), all determinations required to be made under this Section 3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for an individual, entity or group effecting the change in ownership or effective control (within the meaning of Section 280G of the Code), the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 3, shall be paid by the Company to the Executive within five (5) business days after the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 3(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the Executive's benefit.

     (c) The Executive shall notify the Company in writing of any written claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (but the Executive's failure to comply with this notice obligation shall not eliminate his rights under this Section except to the extent Polaroid's defense against the imposition of the Excise Tax is actually prejudiced by any such failure). The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (i) give the Company any information reasonably requested by the Company relating to such claim;

          (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

          (iii) cooperate with the Company in good faith in order to effectively contest such claim; and

          (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall reasonably determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Executive is required to extend the statute of limitations to enable the Company to contest such claim, the Executive may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.



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     (d)  If, after the Executive receives an amount advanced
          by the Company pursuant to Section 3(c), the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 3(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the Executive receives an amount advanced by the Company pursuant to Section 3(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

4. Termination for Cause. Nothing in this Agreement shall be construed to prevent Polaroid from terminating your employment for Cause. If you are terminated for Cause, Polaroid shall have no obligation to make any payments under this Agreement, except for payments that may otherwise be payable under then existing employee benefit plans, programs and arrangements of Polaroid.

5. Indemnification; Director's and Officer's Liability Insurance. You shall, after the Termination Date, retain all rights to indemnification under applicable law or under Polaroid's Certificate of Incorporation or By-Laws, as they may be amended or restated from time to time. In addition, Polaroid shall maintain Director's and Officer's liability insurance on behalf of you, at the level in effect immediately prior to the Termination Date, for the three (3) year period following the Termination Date, and throughout the period of any applicable statute of limitations.

6. Disputes. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts in accordance with the Rules of the American Arbitration Association then in effect. Judgment may be entered on an arbitrator's award relating to this Agreement in any court having jurisdiction.

7. Costs of Proceedings. Polaroid shall pay all of your costs and expenses, including attorneys' fees and disbursements, at least monthly, in connection with any legal proceeding (including arbitration), whether or not instituted by Polaroid or you, relating to the interpretation or enforcement of any provision of this Agreement, except that if you institute the proceeding and the judge, arbitrator or other individual presiding over the proceeding affirmatively finds that you instituted the proceeding in bad faith, you shall pay all costs and expenses, including attorneys' fees and disbursements. Polaroid shall pay pre-judgment interest on any money judgment obtained by you as a result of such a proceeding, calculated at the prime rate of The Chase Manhattan Bank (or its successors), as in effect from time to time, from the date that payment should have been made to you under this Agreement.

8. Assignment. Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of and be enforceable by Polaroid and you and their respective heirs, legal representatives, successors and assigns. If Polaroid shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. Polaroid will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Polaroid, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Polaroid would be required to perform it if no such succession had taken place. The provisions of this Section 8 shall continue to apply to each subsequent employer hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

9. Withholding. Polaroid may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to you hereunder.

CONFIDENTIALITY. Without the prior written consent of the Company, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, the Executive shall comply with the Confidentiality Agreement he executed when hired and shall not disclose any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, financial records or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or information designated as confidential or proprietary that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries (collectively, "Confidential
Information") to any third person unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain
(other than by reason of Executive's breach of this Agreement).

MISCELLANEOUS. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed therein. This Agreement with the plans referenced herein constitutes the entire agreement and may be changed only by a written agreement executed by the parties.

Tom, we are all extremely impressed with you personally and professionally. You are a valuable addition to Polaroid Corporation, and we look forward to having you continue your strong career path as Senior Vice
President, General Counsel and Secretary.

                                Sincerely,

                                /s/ Gary T. DiCamillo

                                Gary T. DiCamillo
                                Chairman and
                                Chief Executive Officer


I accept the terms and conditions as outlined in this letter.




/s/ Thomas M. Lemberg                    May 12, 1997
--------------------------              ----------------
     Thomas M. Lemberg                      Date





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